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                                                                         EX-10.6


                              FIRST AMENDMENT TO
                              METZLER GROUP, INC.
                         EMPLOYEE STOCK PURCHASE PLAN


     The Metzler Group, Inc. Employee Stock Purchase Plan (the "Plan") is hereby amended, effective October 1, 1997, as follows:

     1. Section 8 shall be amended to add the following sentence to the second paragraph thereof:

     "If, within two (2) years of an Offering Date or within one (1) year of the Purchase Date associated with such Offering Date, the Participant requests delivery to him of the shares of Common Stock held in his Account and purchased during such Offering Period, or otherwise notifies the Committee to sell such associated shares of Common Stock held in his Account, the Participant shall be required to cease participation in the Plan effective as of the date of such request or notification. The Participant may recommence participation in the Plan thereafter in accordance with Section 9 of the Plan."

     2.   Section 9 of the Plan shall be amended to add the following sentence:

     "After ceasing participation in the Plan, as required under Section 8 hereof, a Participant may reenter the Plan no earlier than the Offering Date that is coincident with or next follows the six (6) month anniversary of the date such cessation became effective."